Guidant Corporation and Subsidiaries

                                  Exhibit 11.1

              Statement Regarding Computation of Per Share Earnings
                      (In millions, except per share data)

                                                        Year Ended December 31,
PRIMARY:                                                1996     1995     1994
                                                        ----     ----     ----

Net income                                             $65.8    $101.1    $92.1

Weighted average number of common shares outstanding    72.08    71.88
                                                        -----    -----

Primary earnings per share                             $ 0.91   $ 1.41
                                                        =====   ======
Pro forma adjustments (1):

     Additional interest expense - net                                    26.9
     Tax effect of interest expense - net                                (11.0)
                                                                          ----

Pro forma net income                                                     $76.2
                                                                          ----
Pro forma weighted average common shares outstanding                      71.86
                                                                          -----
Pro forma earnings per share                                             $ 1.06
                                                                          =====

FULLY DILUTED:

Net income                                             $65.8   $101.1

Weighted average number of common shares outstanding    72.08    71.88
Add-incremental shares under option                      1.66     0.66
                                                        -----    -----
Adjusted weighted average number of common
     shares outstanding                                 73.74    72.54
                                                        -----    -----
Fully diluted earnings per share                       $ 0.89   $ 1.39
                                                       ======   ======





(1) Pro forma net income and earnings per share for 1994 have been determined assuming that Guidant was formed and capitalized on January 1, 1994. The pro forma adjustments give effect to an increase in net interest expense. 71.86 million shares are assumed to have been outstanding for the entire year of 1994. Historical primary and fully diluted earnings per share are not meaningful due to the change in capital structure during 1994.